Atkore International Group Inc. Acquires Cor-Tek™ by Rocky Mountain Colby Pipe Company

Harvey, Illinois, August 21, 2019/Business Wire/ -- Atkore International Group Inc. (“Atkore”), today announced that it has acquired the assets of Rocky Mountain Colby Pipe Company, a leader in PVC conduit and duct products sold under the Cor-Tek™ brand name (www.CorTekConduitSolutions.com).

“Cor-Tek specializes in cellular core technology which delivers value and cost effectiveness to the residential, commercial and industrial electrical markets,” commented John Pregenzer, president of Atkore’s Conduit & Fittings business. He added, “This acquisition contributes to our continued focus on strategic growth by expanding our product portfolio and improving geographic coverage for the West Coast that enables Atkore to meet the needs of customers.”

Rocky Mountain Colby Pipe is headquartered in Pendleton, Oregon, and will continue operating at its current location. The company offers a complete line of PVC conduit and duct products available in one-half inch through eight-inch diameters and in 10 foot and 20-foot lengths that meet UL, NEMA and ASTM specifications.

Terms of the sale are undisclosed.

About Atkore International Group Inc.

Atkore International Group Inc. delivers a unique portfolio of integrated electrical solutions that deploy, isolate and protect a structure’s electrical circuitry from curb to outlet. With 3,975 employees and 66 manufacturing and distribution facilities worldwide, we meet our customers’ needs by providing unmatched quality, delivery and value across a robust product line that includes steel, PVC and aluminum conduit, armored cable and flexible conduits, metal framing, wire baskets, cable trays and other complementary products including fittings, and mechanical tube. To learn more, please visit at www.atkore.com.